EXHIBIT 10.6

TEMPLATE

NOTICE OF NON-QUALIFIED OPTION GRANT

under the

LIFEWAY FOODS, INC. OMNIBUS INCENTIVE PLAN

No. of shares subject to option:_____________

This GRANT, made as of the ____ day of ___________, 20__, by Lifeway Foods, Inc., an Illinois corporation (the “Company”), to _______________  (“Participant”), is made pursuant and subject to the provisions of the Company’s Omnibus Incentive Plan (the “Plan”), a copy of which has been given to Participant. All terms used herein that are defined in the Plan have the same meanings given them in the Plan.

1.                 Grant of Option. Pursuant to the Plan, the Company, on ______________, granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option to purchase from the Company all or any part of the aggregate of _______ shares of Common Stock at the option price of $XX.XX per share (the “Option Price”), being not less than the Fair Market Value per share of the Common Stock on the date the option was granted. Such option will be exercisable as hereinafter provided. This option is not intended to be treated as an incentive stock option under Code section 422.

2.                 Expiration Date. The Expiration Date of this option is the date that is ten (10) years from the date of the grant of this option. This option may not be exercised on or after the tenth anniversary of its grant.

3.                 Vesting of Option.  Except as provided in paragraphs 7, 8, 9, 10 or 11, this option shall become Vested as to _______ of the option (___ shares) on _________, 20__, as to another _______ of the option (___ shares) on _________, 20__, and as to the final _______ of the option (___ shares) on _________, 20__. [CAN ALSO VEST OVER LONGER THAN A 3-YEAR PERIOD OR ON A 3-YEAR OR LONGER CLIFF SCHEDULE]

4.                 Exercisability of Option. Except as provided in paragraphs 7, 8, 9, 10 or 11, this option shall be exercisable as to _______ of the option (___ shares) on _________, 20__, as to another _______ of the option (___ shares) on _________, 20__, and as to the final _______ of the option (___ shares) on _________, 20__. Once the option has become exercisable in accordance with the preceding sentence, it shall continue to be exercisable until the termination of Participant’s rights hereunder pursuant to paragraphs 7, 8, 9, 10 or 11, or until the option period has expired.  A partial exercise of this option shall not affect Participant’s right to exercise this option with respect to the remaining shares, subject to the terms and conditions of the Plan and those set forth herein.

5.                 Method of Exercising and Payment for Shares.  This option shall be exercised [through a licensed brokerage firm at Participant’s expense, in conjunction with established procedures and coordinated with the Company’s Human Resources and Law Departments. From time to time the procedures for exercising this option may be subject to modification by the aforesaid departments, but in no case shall the number of shares subject to the option or its terms for vesting be changed by the procedures for exercise or by the modification thereof. Procedures for the exercise of this option will be provided to Participant by the Company’s Human Resources Department.] [REVISE AS APPROPRIATE]

6.                 Nontransferability.  This option is nontransferable except by will or the laws of descent and distribution. During Participant’s lifetime, this option may be exercised only by Participant.

[REVISE PARAGRAPHS 7, 8, 9 AND 10, AS APPROPRIATE, TO REFLECT OPTION TREATMENT ON EARLY TERMINATIONS]

7.                 Vesting and Exercise in the Event of Death.  If the Participant dies while employed by the Company or an Affiliate, after __________ following the date the option was granted and prior to the Expiration Date, this option (to the extent not already Vested) shall become Vested as to a pro-rata portion of the option determined as follows: ______________________________________________________________________________________________________________________.  The non-Vested portion of the option shall be forfeited.  The Vested portion of the option may be immediately exercised and shall remain exercisable according to the terms provided in Paragraph 4, notwithstanding the date of death.  This option may be exercised by Participant’s beneficiary.  Participant shall have the right to designate his beneficiary in accordance with procedures established under the Plan for such purpose.  If Participant fails to designate a beneficiary, or if at the time of his death there is no surviving beneficiary, this option may be exercised by his estate.  Participant’s beneficiary (or estate as the case may be) may exercise this option during the remainder of the period preceding the Expiration Date.

8.                 Vesting and Exercise in the Event of Permanent and Total Disability.  If the Participant becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) (“Disabled”) while employed by the Company or an Affiliate, after _________ following the date the option was granted and prior to the Expiration Date, this option shall become Vested as to a pro-rata portion of the option; such pro-rata portion shall be determined as follows: _________________________________________________________________________________________________.  The non-Vested portion of the option shall be forfeited.  The Vested portion of the option may be immediately exercised and shall remain exercisable according to the terms provided in Paragraph 4, notwithstanding the date of permanent and total disability.  The Participant may exercise this option during the remainder of the period preceding the Expiration Date.

9.                 Vesting and Exercise in the Event of Retirement. In the event that the Participant Retires from the employ of the Company or an Affiliate after _________ following the date the option was granted and prior to the Expiration Date, this option shall become Vested as to a pro-rata portion of the option; such pro-rata portion shall be determined as follows:  ___________________________________________________________________________________________________________________________.

The non-Vested portion of the option shall be forfeited.  Participant may exercise the Vested portion of the option with respect to the shares he is entitled to purchase, as of the date the option would have become exercisable pursuant to paragraph 4 above, provided that the option must be exercised during the remainder of the period preceding the Expiration Date. For purposes of this Grant, the terms “Retires” and “Retirement” means, for purposes of this Award, termination of employment after _______________________________. The preceding sentence shall not apply to a separation from service following the date that Participant is advised (upon recommendation by the Executive Compensation Committee of the Board of Directors of Albemarle Corporation) that his employment is being, or will be, terminated for Cause, on account of performance or in circumstances that prevent him from being in good standing with the Company, in which case all rights under this Grant shall terminate, and this option shall expire on the date of Participant’s termination of employment.

10.               Vesting and Exercise After Termination of Employment.  Except as provided in paragraphs 7, 8, or 9, in the event Participant ceases to be employed by the Company or an Affiliate, the rules under this paragraph 10 shall apply.  If Participant ceases to be employed prior to the time any portion of the option is Vested, such non-Vested portion of the option shall be forfeited.  If Participant ceases to be employed after the option is Vested, but prior to the Expiration Date, Participant may exercise this option with respect to the shares he is entitled to purchase pursuant to paragraphs 3 and 4 above within sixty (60) days of the date of such termination of employment (but in no event later than the Expiration Date).

11.               Change in Control.  Notwithstanding any other provision of this Notice of Award, upon a Change in Control as defined in the Plan _________________________ [COMPLETE AS APPROPRIATE].

12.               Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fraction shall be disregarded.

13.               No Right to Continued Employment.  This option does not confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his employment at any time.

14.               Change in Capital Structure.  The terms of this option shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

15.               Governing Law.  This Grant shall be governed by the laws of the State of Illinois.  All disputes arising under this Grant shall be adjudicated solely within the state or Federal courts located within the State of Illinois.

16.               Conflicts.  In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Grant, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

17.               Binding Effect.  Subject to the limitations set forth herein and in the Plan, this Grant shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

18.               Taxes.  Tax withholding requirements attributable to the exercise of this option, including employment taxes, Federal income taxes, and state and local income taxes with respect to the state and locality where, according to the Company's system of records, the Participant resides at the time the option is exercised, except as otherwise might be determined to be required by the Company, will be satisfied by the Participant as instructed in the established procedures for exercising this option; provided, however, that the foregoing  employment, Federal, state and local income tax withholding provision shall be subject to any special rules or provisions that may apply to Participants who are non-US employees (working inside or outside of the United States) or US employees working outside of the United States.  It is the Participant's responsibility to properly report all income and remit all Federal, state, and local taxes that may be due to the relevant taxing authorities as the result of exercising this option.

19.               Clawback.  [COMPLETE AS APPROPRIATE]

IN WITNESS WHEREOF, the Company has caused this Grant to be signed by a duly authorized officer.

LIFEWAY FOODS, INC.

By:           _______________________________

PARTICIPANT

______________________________________